                                                            POLICY NUMBER



[PARAGON LOGO]

                                                               INSURED




              FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE TO AGE 100


                               Non-Participating


Flexible Premiums are payable during the lifetime of the insured to age 100. The death benefit is payable at the death of the Insured prior to age 100 and while the policy is in force. Cash surrender value, if any, is payable at the Insured's age 100.


THE AMOUNT OF THE DEATH BENEFIT OR THE DURATION OF THE DEATH BENEFIT MAY INCREASE OR DECREASE UNDER THE CONDITIONS DESCRIBED ON PAGES 3.02 AND 3.03.

THE POLICY'S CASH VALUE IN EACH INVESTMENT DIVISION OF THE SEPARATE ACCOUNT IS BASED ON THE INVESTMENT EXPERIENCE OF THAT INVESTMENT DIVISION AND MAY INCREASE OR DECREASE DAILY. IT IS NOT GUARANTEED AS TO DOLLAR AMOUNT. SEE THE SEPARATE ACCOUNT PROVISION.



                                   RIGHT TO
                                EXAMINE POLICY

Please read this policy. You may return this policy to us within 20 days from the date you receive it or within 45 days after the application is signed, whichever period ends later. If you return it within this period, the policy will be void from the beginning. We will refund any premium paid.


This policy is a legal contract between the policy owner and Paragon Life Insurance Company. PLEASE READ YOUR POLICY CAREFULLY. This cover sheet provides only a brief outline of some of the important features of your policy. This cover sheet is not the complete insurance contract and only the actual policy provisions will control. The policy itself sets forth, in detail, the rights and obligations of both you and your insurance company. IT IS THEREFORE IMPORTANT THAT YOU READ YOUR POLICY.


Signed for the company at its Home Office, St. Louis, Missouri 63105.  (314-862-
2211)



      Matthew P. McCauley                              Carl H. Anderson

     V.P., GENERAL COUNSEL
        AND SECRETARY                                     PRESIDENT




                                     0.01
(9/97)

                        ALPHABETIC GUIDE TO YOUR POLICY


Page                                                           Page
6.05  Addition, Deletion or Substitution of                    6.04  Misstatement of Age or Sex and
      Investments                                                    Corrections
3.04  Allocation of Net Premiums                               4.03  Monthly Cost of Insurance
6.03  Assignments                                              4.04  Monthly Cost of Insurance Rates
4.05  Basis of Computation                                     4.04  Monthly Deduction
6.01  Beneficiary                                              4.03  Net Investment Factor
4.04  Cash Surrender Value                                     3.04  Net Premium
4.02  Cash Values                                              6.01  Owner
3.03  Change in Contract Type                                  4.04  Partial Withdrawals
3.03  Change in Face Amount                                    7.01  Payment of Policy Benefits
6.03  Change of Owner or Beneficiary                           3.04  Payment of Premiums
6.03  Claims of Creditors                                      3.03  Policy Changes
6.03  Conformity with Statutes                                 3.02  Policy Proceeds
3.02  Death Benefit                                            4.05  Postponement of Payments
3.01  Definitions                                              3.05  Reinstatement
3.04  Grace Period                                             6.03  Right to Examine Increase in Face
6.04  Incontestability                                               Amount
7.01  Interest on Proceeds                                     4.02  Separate Account Cash Value
3.01  Issue Date                                               6.04  Separate Account Provisions
4.03  Loan Account Cash Value                                  6.03  Statements in Application
4.01  Loans                                                    6.04  Suicide Exclusion
3.01  Maturity Date                                            6.05  Transfers



Additional Benefit Riders, Modifications and Amendments, if any, and a Copy of the Application are found following the final section.


                                     0.02
(9/97)

POLICY SPECIFICATIONS


INSURED AGE                    [35]           INSURED                    [JOHN DOE]
SEX                            [MALE]         FACE AMOUNT                [$500,000]
CONTRACT TYPE                  [LEVEL]        ISSUE DATE                 [SEPTEMBER 1, 1997]
MINIMUM FACE AMOUNT            [$225,000]     MATURITY DATE*             [SEPTEMBER 1, 2062]
PREMIUM EXPENSE CHARGE         [1.25%]        POLICY NUMBER              [6,000,000]
PREMIUM EXPENSE CHARGE PERIOD  10 YEARS       PLANNED ANNUAL PREMIUM     [$          ]
PREMIUM TAX CHARGE             [2.25%]        MONTHLY EXPENSE CHARGE     [3.50]
LOAN ACCOUNT GUARANTEED
    INTEREST RATE              5.0%           SEPARATE ACCOUNT           [SEPARATE ACCOUNT D]
RISK CLASSIFICATION            [NONSMOKER]

FORM
NUMBER                BENEFITS AS SPECIFIED IN POLICY
                             AND IN ANY RIDER

                    Policy Plan:  FLEXIBLE PREMIUM VARIABLE
                                  LIFE INSURANCE TO AGE 100

X30040X
X30183X
X30184X
X30322X
X30419X
X30622X
X30712X

* It is possible that coverage will expire prior to the Maturity Date shown where either no premiums are paid following payment of the initial premium or susequent premiums are insufficient to continue coverage to such a date. If curent values change, the planned periodic premium could be insufficient to continue coverage to the maturity date.


                                      1.01
(9/97)


              TABLE OF GUARANTEED MONTHLY COST OF INSURANCE RATES
                             RATES ARE PER $1,000

INSURED:                             POLICY NUMBER:
                                     ISSUE DATE:

          RATE   RATE   RATE   RATE            RATE    RATE    RATE    RATE
ATTAINED  Male   Male  Female Female  ATTAINED Male    Male   Female  Female
  Age      NS     SM     NS     SM      Age     NS      SM      NS      SM
--------  --------------------------- ----------------------------------------
   20     0.140  0.193  0.084  0.098     60    1.108   2.018   0.736   1.078
   21     0.138  0.193  0.086  0.099     61    1.223   2.201   0.798   1.156
   22     0.136  0.190  0.087  0.102     62    1.355   2.408   0.874   1.257
   23     0.133  0.187  0.088  0.104     63    1.505   2.638   0.968   1.379
   24     0.129  0.182  0.090  0.107     64    1.672   2.891   1.074   1.516
   25     0.125  0.176  0.092  0.109     65    1.854   3.158   1.188   1.660
   26     0.123  0.173  0.094  0.113     66    2.052   3.438   1.307   1.807
   27     0.121  0.171  0.096  0.117     67    2.263   3.728   1.428   1.948
   28     0.120  0.171  0.098  0.121     68    2.493   4.033   1.553   2.092
   29     0.120  0.173  0.102  0.126     69    2.748   4.363   1.692   2.248
   30     0.121  0.178  0.104  0.132     70    3.037   4.727   1.855   2.432
   31     0.123  0.183  0.108  0.137     71    3.366   5.136   2.054   2.665
   32     0.127  0.191  0.111  0.143     72    3.746   5.598   2.298   2.951
   33     0.132  0.201  0.115  0.150     73    4.176   6.111   2.591   3.291
   34     0.138  0.213  0.120  0.158     74    4.648   6.673   2.928   3.678
   35     0.144  0.227  0.126  0.168     75    5.153   7.273   3.303   4.102
   36     0.152  0.243  0.134  0.182     76    5.687   7.886   3.710   4.552
   37     0.162  0.264  0.144  0.198     77    6.244   8.502   4.146   5.022
   38     0.173  0.288  0.155  0.218     78    6.829   9.124   4.618   5.518
   39     0.184  0.314  0.167  0.238     79    7.460   9.775   5.140   6.059
   40     0.198  0.345  0.181  0.263     80    8.157  10.476   5.734   6.665
   41     0.213  0.378  0.196  0.290     81    8.938  11.247   6.418   7.353
   42     0.229  0.415  0.211  0.317     82    9.818  12.101   7.205   8.134
   43     0.247  0.455  0.226  0.343     83   10.795  13.024   8.093   9.037
   44     0.266  0.499  0.241  0.370     84   11.848  13.986   9.073  10.015
   45     0.288  0.546  0.258  0.398     85   12.954  14.953  10.132  11.054
   46     0.311  0.594  0.275  0.428     86   14.098  15.903  11.263  12.146
   47     0.336  0.647  0.294  0.458     87   15.263  16.878  12.466  13.279
   48     0.363  0.703  0.314  0.490     88   16.444  17.894  13.740  14.460
   49     0.393  0.765  0.337  0.526     89   17.658  18.904  15.096  15.688
   50     0.428  0.833  0.362  0.564     90   18.921  19.923  16.544  17.048
   51     0.467  0.911  0.389  0.605     91   20.263  20.983  18.118  18.513
   52     0.512  0.998  0.421  0.652     92   21.735  22.213  19.878  20.138
   53     0.563  1.098  0.456  0.703     93   23.479  23.789  21.946  22.047
   54     0.621  1.206  0.492  0.756     94   25.819  25.939  24.603  24.603
   55     0.685  1.322  0.530  0.810     95   29.322  29.322  28.418  28.418
   56     0.755  1.444  0.568  0.863     96   35.083  35.083  34.490  34.490
   57     0.829  1.573  0.606  0.913     97   45.083  45.083  44.770  44.770
   58     0.912  1.709  0.643  0.963     98   62.096  62.096  61.997  61.997
   59     1.004  1.855  0.686  1.015     99   83.333  83.333  83.333  83.333

THESE RATES ARE FOR THE BASE COVERAGE AT ISSUE. They are based on 100 percent of the rates set forth in the male/female smoker/nonsmoker (1980 CSO Table SA, 1980 CSO Table NA, 1980 CSO Table SG, and 1980 CSO Table NG), age last birthday.

Any values guaranteed in this contract are based on these rates.

(9/97)

                         1. DEFINITIONS IN THIS


We, Us and Our           The Paragon Life insurance Company.

You and Your             The owner of this policy. The owner may be someone
                         other than the insured.

                         In the application the words "You" and "Your" refer to the proposed Insured person(s).

Insured                  The person whose life is insured under this policy.
                         See the policy specifications page.

Issue Age                The Insured's age at his or her last birthday as of the
                         Issue Date.

Attained Age             The Issue Age plus the number of completed policy
                         years.

Issue Date               The effective date of the coverage under this policy.
                         It is also the date from which policy anniversaries, policy years, and policy months are measured.

Investment               The date the first premium is applied to the Divisions
Start Date               of the Separate Account. This date will be the later
                         of:

                         -  The Issue Date of the policy; or

                         - The date we receive the first premium at our home office.

Maturity Date            The policy anniversary on which the Insured attains age
                         100. If the Insured is living and the policy is in force on this date, the cash surrender value is payable to you. It is possible that insurance coverage may not continue to the maturity date even if planned premiums are paid in a timely manner.

Monthly                  The same date in each succeeding month as the Issue
Anniversary              Date except that whenever the Monthly Anniversary falls
                         on a date other than a Valuation Date, the Monthly
                         Anniversary will be deemed the next valuation date. If any Monthly Anniversary would be the 29th, 30th, or 31st day of a month that does not have that number of days, then the Monthly Anniversary will be the last day of that month.

Business Day             Any day that we are open for business.

Separate Account         A separate investment account created by us to receive
                         and invest net premiums received for this policy. The particular Separate Account for this policy is indicated on the policy specifications page.

Loan Account             The account to which we will transfer from the
                         Divisions of the Separate Account the amount of any policy loan.

Loan SubAccount          A Loan SubAccount exists for each Division of the
                         Separate Account. Any cash value transferred to the Loan Account will be allocated to the appropriate Loan
                         SubAccount to reflect the origin of the cash value. At any point in time, the Loan Account will equal the sum of all the Loan SubAccounts.

Valuation Date           Each day that the New York Stock Exchange is open for
                         trading, we are open for business and the SEC has not restricted trading or declared an emergency.

SEC                      The United States Securities and Exchange Commission.





                                      3.01
(9/97)


                    2.  POLICY  BENEFITS

Policy  Proceeds    The policy proceeds are:

                    1.  The death benefit under the contract type then in effect; plus

                    2.  The monthly cost of insurance for the portion of the policy month from the date of death to the end of the month of death; less

                    3.  Any loan and loan interest due.

Death Benefit       The death benefit depends upon the contract type in effect on the date of the Insured's death. The contract type in effect is shown on the policy specifications page.

                    Level Contract Type: (Death benefit is level except when it equals a percentage of cash value.) The death benefit is the greater of:

                    1.  The face amount; or

                    2.  The applicable percentage of the cash value on the date of death as described in Section 7702(d) of the internal Revenue Code of 1986 or any applicable successor provision thereto.

                    Increasing Contract Type:

                    The death benefit is the greater of:

                    1.  The face amount plus the cash value on the date of death; or

                    2.  The applicable percentage of the cash value on the date of death as described in Section 7702(d) of the
                        Internal Revenue Code of 1986 or any applicable successor provision thereto.

                    Not withstanding anything in this policy, the death benefit will in no case be less than the amount necessary to cause the policy to meet the guideline premium test set forth in Section 7702(c) of the 1986 Internal Revenue
                    Code or any applicable successor.

Applicable          The percentages as currently described in Section 7702(d) of the Internal Revenue Code of 1986
Percentage          are as follows:

                    In the case of an Insured with an                        The applicable percentage
                    Attained Age as of the beginning                         will decrease by a ratable
                    of the policy year of:                                   portion for each full year:

                    More than:                 But not more than:            From:                              To:
                      0   .........................     40                   250  ........................      250
                     40   .........................     45                   250  ........................      215
                     45   .........................     50                   215  ........................      185
                     50   .........................     55                   185  ........................      150
                     55   .........................     60                   150  ........................      130
                     60   .........................     65                   130  ........................      120
                     65   .........................     70                   120  ........................      115
                     70   .........................     75                   115  ........................      105
                     75   .........................     90                   105  ........................      105
                     90   .........................     95                   105  ........................      100
                     95   .........................    100                   100  ........................      100
                    100   .........................    100                   100  ........................      100
                                                       or higher


(9/97)

                                     3.02

Policy Changes      You may request policy changes at any time unless we
                    specifically indicate otherwise. We reserve the right to limit the number of changes to one per policy year and to restrict the changes in the first policy year. The types of changes allowed are explained below.

                    No change will be permitted that would result in this policy not satisfying the definition of Life Insurance under the Internal Revenue Code of 1986 or any applicable successor provision thereto.

Change in           The face amount may be changed by sending us a written
Face Amount         request.

                    Any decrease in face amount will be subject to the following conditions:

                    1. The decrease will become effective on the Monthly Anniversary on or following our receipt of the request.

                    2. The decrease will reduce the face amount in the following order:

                        a. The face amount provided by the most recent increase;

                        b. Face amounts provided by the next most recent increases, successively; and

                        c.  The face amount when the policy was issued.

                    3. The face amount remaining in force after any requested decrease may not be less than the minimum face amount shown on the policy specifications page.

                    4.  Any decrease must be at least $5,000.

                    Any increase in face amount will be subject to the following conditions:

                    1. Proof that the Insured is insurable by our standards on the date of the requested increase must be submitted.

                    2. The increase will become effective on the Monthly Anniversary on or following our receipt of such proof.

                    3.  Any increase must be at least $5,000.

                    4. The insured must have an Attained Age not greater than age 80 on the anniversary date that the increase will become effective.

                    We will amend your policy to show the effective date of the decrease or increase.

Change in           The contract type in effect may be changed by sending us a
Contract Type       written request. The effective date of change will be the
                    Monthly Anniversary on or following the date we receive the request. On the effective date of this change the death benefit payable does not change.

                    If the contract type in effect is increasing, it may be changed to level. The face amount will be increased to equal the death benefit on the effective date of change.

                    If the contract type in effect is level, it may be changed to increasing. Proof that the Insured is insurable by our standards on the date of the change must be submitted. The face amount will be decreased to equal the death benefit less the cash value on the effective date of change. This change may not be made if it would result in a face amount which is less than the minimum face amount shown on the policy specifications page.

(9/97)

                                     3.03

                          3.  PREMIUMS  AND  GRACE  PERIOD

Payment of                Your first premium is due as of the Issue Date. While the Insured is living, premiums
Premiums                  after the first must be paid at our home office. If this policy is in your possession and you have not paid the first premium, it is not in force.  It will be considered that you have the policy for inspection only.

                          Premiums after the first may be paid in any amount and at any interval subject to the following conditions:

                          1.  No premium payment may be less than $20.00.

                          2.  Total premiums paid in any policy year may not exceed the maximum premium limit for that policy year.
                              The maximum premium limit for a policy year is the largest amount of premium which can be paid in that policy year such that the sum of the premiums paid under the policy will not at any time exceed the guideline premium limitation referred to in Section 7702(c) of the Internal Revenue Code of 1986, or
                              as set forth in any applicable successor provision thereto. The maximum premium limit for the following policy year will be shown on your annual report. On any date that we receive a premium which causes the death benefit to increase by an amount that exceeds that premium received, we reserve the right to refuse the premium payment. We may require additional evidence of insurability before we accept the premium payment.

Net  Premium              The premium paid less the Premium Expense Charge and less the Premium Tax Charge from the policy specifications  page is the net premium.

Allocation of             You determine the allocation of net premiums among the Divisions of the Separate  Account.
Net Premiums              The minimum percentage (other than zero) that may be allocated to any  Division of the
                          Separate Account is 10%.  Percentages must be in whole numbers.

                          For any premium received during the "right to examine policy" period, we will initially allocate the net premium to the Division that invests exclusively in shares of our Money
                          Market fund unless prohibited by state law.  When this period expires, cash value in that
                          Division will be transferred to the Divisions of the Separate Account according to the allocation percentages shown on the application, a copy of which is attached.  For any premium received after the "right to examine policy" period, the net premium will be allocated according to the allocation percentages shown on your most recent allocation instructions received by us.

Your Right                You may change the allocation of future net premiums among the Divisions of the  Separate
to Change                 Account subject to the conditions outlined in the Allocation of the Net Premiums
Allocation                provision. The change in allocation percentages will take effect immediately  upon our receipt of your written request.

Grace Period              We will allow a grace period of 62 days. The grace period will start on any monthly anniversary when the cash surrender value is not large enough to cover the next  monthly deduction. (Monthly deduction is defined in the Cash Values Section.) At that  time, we will send you and any assignee of record a notice.  The notice will indicate the  minimum premium needed to keep the policy in force and the date such payment is  due.

                          If you do not pay a premium large enough to cover the monthly deduction by the end  of the grace period, your policy will lapse at the end of that 62 day period.  It will then terminate without cash value.  If the insured dies during the grace period, any past due monthly deductions will be deducted from the death benefit.

(9/97)                                          3.04

Reinstatement     You may reinstate your lapsed policy within 5 years after the date of lapse. This must be done before the insured's age 100.
                  You must submit the following items:

                  1.  A written request for reinstatement.

                  2. Proof satisfactory to us that the Insured is insurable by our standards.

                  3.  A premium large enough to cover:

                      a.  The monthly deductions due at the time of lapse; and

                      b. Two times the monthly deduction due at the time of reinstatement.

                  4. A payment to cover any Loan Interest due and unpaid at the time of lapse.

                  The Insured must be alive on the date we approve the request for reinstatement. If the Insured is not alive, such approval is void and of no effect. The reinstated policy will be in force from the date we approve the reinstatement application. There will be a full monthly deduction for the policy month which includes that date. The only accumulation value of this policy upon reinstatement will be the amount provided by the premium then paid. The application for reinstatement will be contestable for two years during the lifetime of the insured from the date of its approval. Any loan and loan interest due on the date of lapse may be paid or reinstated. Any loan and loan interest reinstated will cause a cash value of an equal amount to also be reinstated.

                  Any loan paid at the time of reinstatement will cause an increase in cash value equal to the amount of the repaid loan.

                                  3.05
(9/97)

                   4.  LOANS

                   After the first policy anniversary, you may borrow an amount not in excess of the loan value of your policy while it is in force. The minimum amount of your net loan request at any one time must be at least $500. Your policy will be the sole security for such loan. We have the right to require your policy for endorsement.

                   The loan value is 90% of the cash value of your policy at the date of the loan request, reduced by any existing loans and loan interest due.

                   You may allocate the policy loan and any loan interest due on this loan among the Divisions of the Separate Account. If you do not specify the allocation, then the policy loan will be allocated among the Divisions of the Separate Account in the same proportion that the cash value in each Division bears to the total cash value of the policy, minus the cash value in the Loan Account, on the date of the policy loan.

                   Cash value equal to the policy loan and the loan interest due on this loan allocated to each Division of the Separate Account will be transferred to the Loan Account, reducing the cash value allocated to the Divisions of the Separate Account accordingly.

                   Cash value held in the Loan Account for loan collateral will earn interest daily at an annual rate not less than the Loan Account guaranteed interest rate shown on the policy specifications page.

                   Interest payable on a loan accrues daily. Loan interest is due and payable in arrears on each policy anniversary or on a pro rata basis for any shorter period as the loan may exist. If you do not pay the interest when it is due, we will add it to your existing loan if your policy has sufficient loan value. We will charge the same rate of interest on this amount as on the policy loan. The total loan rate will be 8.0% per year.

Loan Interest      The Accrued loan interest will be due the earliest of:
Due Date
                   1.  The next policy anniversary date.

                   2.  The date of termination of the policy.

                   3.  The date the loan is repaid in full.

                   Interest will be payable annually on each policy anniversary. If you do not pay the interest when it is due on a policy anniversary, an amount of cash value equal to the loan interest will also be transferred to the Loan Account. We will charge the same rate of interest on this amount as on the policy loan. The amount transferred will be deducted from the Divisions of the Separate Account in the same proportion that the cash value in each Division bears to the total cash value of the policy, minus the cash value in the Loan Account.

Loan Repayments    All funds received will be credited to your policy as a
                   premium unless clearly marked for loan repayment.

                   You may repay your loan in whole or in part at any time before the death of the Insured while the policy is in force. When a loan repayment is made, cash value securing the debt in the Loan Account equal to the loan repayment will be repaid to the Divisions of the Separate Account in the same proportion that the cash value in the Loan Account bears to the cash value in each Loan SubAccount as of the date the original loan was made, unless you indicate a specific allocation to the Divisions of the Separate Account. Unpaid loans and loan interest will be deducted from any settlement of your policy.

                   If you fail to make repayment when the total loan and loan interest due would exceed the cash value, your policy will terminate. We will allow you a grace period for such payment of loans and loan interest due. In such event the policy becomes void at the end of the grace period, we will mail a notice to your last known address, the last known address of the Insured, and that of any assignee of record. This grace period will expire 62 days from the Monthly Anniversary immediately before the date the total loan and loan interest due exceeds the cash value and any unpaid monthly expense charges; or 31 days after such notice has been mailed, if later.

                                                4.01
(9/97)


                     5.  CASH VALUES

Cash Value           The cash value of your policy is equal to the total
                     of:

                     -  The cash value in the Divisions of the Separate
                        Account; plus

                     -  The cash value in the Loan Account.

                     You may borrow against the loan value of your policy. The interest rate used to calculate the interest earned on the cash values in the Loan
                     Account securing any policy loan will be at an effective annual rate not less than the Loan
                     Account guaranteed interest rate shown an the policy specifications page.

Separate Account     The cash value in each Division of the Separate
Cash Value           Account on the Investment Start Date is equal to:

                     - The portion of the initial net premium received and allocated to the Division; minus

                     - The portion of the monthly deductions due from the issue date through the Investment Start Date charged to the Division.

                     The cash value in each Division of the Separate
                     Account on a subsequent valuation date is equal to:

                     - The cash value in the Division on the preceding valuation date multiplied by that Division's net investment factor for the current valuation period; plus

                     -  Any portion of net premium received and
                        allocated to the Division during the current valuation period; plus

                     - Any net amounts transferred to the Division from another Division during the current valuation period; plus

                     - Any loan repayments allocated to the Division during the current valuation period; plus

                     - That portion of any interest credited on outstanding loans which is allocated to the Division during the current valuation period;
                        minus

                     - Any amounts transferred plus any transfer charge from the Division during the current valuation period; minus

                     - Any partial withdrawal plus any withdrawal transaction charge from the Division during the current valuation period; minus

                     - Any amount transferred from the Division to the Loan Account during that valuation period; minus

                     - If a monthly anniversary occurs during the current valuation period, the portion of the monthly deduction charged to the Division during the current valuation period to cover the policy month which starts during that valuation period.

                                      4.02
(9/97)

Net Investment               The Net Investment Factor measures the investment
Factor                       performance of a Division during a valuation
                             period. The Net Investment Factor for each Division for a valuation period is calculated as follows:

                             - The value of the assets at the end of the preceding valuation period; plus

                             - The investment income and capital gains --- realized or unrealized --- credited to the assets in the valuation period for which the net investment factor is being determined; minus

                             -  The capital losses --- realized or
                                unrealized --- charged against those assets during the valuation period; minus

                             - Any amount charged against each Division for taxes, including any tax or other economic burden resulting from the application of tax laws that we determine to be properly attributable to the Divisions of the Separate Account, or any amount we set aside during the valuation period as a reserve for taxes attributable to the operation or maintenance of each Division; minus

                             - A charge not to exceed .0020471% for each day in the valuation period. This corresponds to 0.75% per year for mortality and expense risks; divided by

                             - The value of the assets at the end of the preceding valuation period.

Loan Account                 The cash value of the Loan Account as of the
Cash Value                   Investment Start Date is zero.

                             The cash value of the Loan Account on any day after the Investment Start Date is equal to:

                             - The cash value of the Loan Account on the preceding business day, with interest; plus

                             - Any net amount transferred to the Loan Account from the Divisions of the Separate Account on that day; minus

                             -  Any loan repayments on that day.

Monthly Cost                 The monthly cost of insurance for the following
of Insurance                 month is deducted on the monthly anniversary date.
                             The monthly cost of insurance is 1, below, multiplied by the difference between 2 and 3 below:

                             1. The monthly cost of insurance rate divided by 1,000.

                             2. The death benefit at the beginning of the policy month divided by 1.0040741.

                             3. The cash value at the beginning of the policy month, before the deduction of the monthly cost of insurance.

                             If the contract type is level and if there has been an increase in the face amount, then the cash value will first be considered a part of the face amount when the policy was issued. If the cash value is greater than the initial face amount, the excess cash value will then be considered a part of each increase in order, starting with the first increase.





                                     4.03
(9/97)

Monthly Cost                 At the beginning of each policy year, the monthly
of Insurance                 cost of insurance rate is determined using the
Rates                        Insured's Attained Age. The monthly cost of
                             insurance rate is based on the attained age and rate class. For the initial face amount, we will use the rate class on the issue date. For each increase, we will use the rate class applicable to the increase. If the death benefit equals a percentage of the cash value, any increase in cash value will cause an automatic increase in the death benefit. The rate class for such increase will be the same as that used for the most recent increase that required proof that the insured was insurable by our standards.

                             The monthly cost of insurance rates will never exceed the rates shown on the Table of Guaranteed Monthly Cost of Insurance Rates page. Any change in the cost of insurance rates will apply to all persons of the same age, and classification whose policies have been in force for the same length of time.

Monthly Expense              The amount of the monthly expense charge is shown
Charge                       on the policy specifications page.

Monthly Deduction            The monthly deduction is:

                             1.  The monthly cost of insurance; plus

                             2. The monthly cost of insurance for any rider included with this policy; plus

                             3.  The monthly expense charge; plus

                             4 For the first policy year, the first year monthly expense charge.

                             The monthly deduction for a policy month will be allocated among the Divisions of the Separate Account in the same proportion that the cash value in each Division bears to the total cash value of the policy, minus the cash value in the Loan Account on the monthly anniversary.

Cash Surrender               The cash surrender value of this policy is:
Value

                             1.  The cash value at the time of surrender; minus

                             2.  Any loan and loan interest due.

Surrender                    You may surrender your policy for its cash
                             surrender value at any time during the lifetime of the Insured by sending us a written request. The cash surrender value will be determined as of the date we receive your written request at our home office. The cash surrender value will not be reduced by any monthly deduction due on that date for a subsequent policy month.

Partial                      After the first policy year, you can make a partial
Withdrawals                  withdrawal of cash subject to the following
                             conditions:

                             - You may make up to one partial withdrawal each policy month.

                             -   The minimum amount of your net partial
                                 withdrawal request from any one Division must be at least $50.00 of a Division or your entire balance in that Division, if smaller.

                             - The total amount of your net partial withdrawal request at any one time must be at least $500.

                             - The amount of withdrawal obtained by partial withdrawal may not exceed the loan value.





                                      4.04
(9/97)

Allocation of                You may allocate the partial withdrawal, subject to
Partial                      the above conditions, among the Divisions of the
Withdrawals                  Separate Account. If you do not specify the
                             allocation, then the partial withdrawal will be allocated among the Divisions of the Separate
                             Account in the same proportion that the cash value in each Division bears to the total cash value of the policy, minus the cash value in the Loan
                             Account on the date of the partial withdrawal.

                             If the contract type is level and the death benefit equals the face amount, then a partial withdrawal will decrease the face amount by an amount equal to the partial withdrawal. If the death benefit equals a percentage of the cash value then a partial withdrawal will decrease the face amount by any amount by which the partial withdrawal exceeds the difference between the death benefit and the face amount. The face amount will be decreased in the following order:

                             1.  The face amount at issue; and

                             2. Any increases in the same order in which they were issued.

                             No partial withdrawal will be processed which will result in the face amount being decreased below the minimum face amount shown on the policy specifications page.

                             We reserve the right to change the minimum amount or the number of times you may make a partial withdrawal. Each partial withdrawal is subject to an administrative charge equal to the lesser of $25.00 or 2% of the amount of the partial withdrawal.

Postponement                 We will usually pay any amounts payable on
of Payments                  surrender, partial withdrawal or policy loan
                             allocated to the Divisions of the Separate Account within seven days after written notice is received.
                             We will usually pay any death benefit proceeds within seven days after we receive due proof of claim. Payment of any amount payable on surrender, partial withdrawal, policy loan or death may be postponed whenever:

                             1. The New York Stock Exchange or our home office are closed (other than customary weekend and holiday closing) or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission;

                             2. The Securities and Exchange Commission, by order, permits postponement for the protection of policy owners; or

                             3. An emergency exists as determined by the Securities and Exchange Commission, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to determine the value of the net assets of the Separate Account.

                             Transfers may also be postponed under the circumstances listed above.

Continuation                 If all premium payments cease, the insurance
of Insurance                 provided under this policy, including benefits
                             provided by any rider attached to this policy will continue in accordance with provisions of this policy for as long as the cash surrender value is sufficient to cover the monthly deductions. Any remaining cash surrender value will be payable on the maturity date.

Basis of                     All values are at least equal to those required by
Computation                  any applicable law of the state that governs your
                             policy. We have filed a detailed statement of the method of calculating cash values and reserves with the insurance supervisory official of that state.



                                      4.05
(9/97)

                          6.  PERSONS  WITH  AN  INTEREST  IN  THE  POLICY

Owner                     The owner of this policy is as shown in the application or in any supplemental agreement attached to this policy, unless later changed as provided in this policy.  You, as owner, are entitled to all rights provided by this policy, while it is in force.  Any person whose rights of ownership depend upon some future event will not possess any present rights of ownership.  If there is more than one owner at a given time, all must exercise the rights of ownership by joint action.

                          1.  Owner's rights.   Unless otherwise provided, the policy will be jointly owned by all owners named in a class, or by the survivors of that class.

                          2.  Trustee Owner.   We may act in reliance upon the written request of any trustee and we are not responsible for proper administration of the trust.

                          3.  Final Owner.   Unless otherwise provided, the final owner will be the estate of the last owner to die.

Beneficiary               The beneficiary to receive the proceeds in the event of the Insured's death is as shown in the application or in any supplemental agreement attached to this policy, unless later changed as provided in the policy.  You may change the beneficiary in accordance with the
                          Change of Owner or Beneficiary provision.  Unless otherwise stated, the beneficiary has no rights in this policy before the death of the Insured.  If there is more than one beneficiary at the death of the Insured, each will receive equal payments unless otherwise provided.  Unless you provide otherwise, if a beneficiary dies prior to the Insured's death, that beneficiary's share will be paid to the living beneficiaries of that class.
                          The deceased beneficiary's share will be paid in the same proportion as the living beneficiaries' shares.  If there are no beneficiaries living when the Insured dies, or at the end of any Common Disaster period, the proceeds (commuted if required) will be payable to you, if you are living, or to your estate.

                          Any payment we make will terminate our liability with respect to such payment.  If the
                          Insured designates specific amounts to be paid to specific beneficiaries and the total of those amounts is other than the amount of proceeds payable, the proceeds payable will be adjusted and paid in the same proportion as the specific amounts were to be paid.

                          1.  "Children legally adopted" means those adopted through recognized statutory proceedings.

                          2.   A corporation includes its successors or assigns.

                          Any term used in the masculine, feminine, singular or plural, will include or be the opposite gender or number where necessary.

                          If any beneficiary designation in the application includes any of the following provisions, the terms of that provision shown below will apply:

                          1.  Per Stirpes.   The share of a deceased beneficiary will be paid to that beneficiary's surviving children, equally.

                          2.  Common Disaster.   We will not make payment until the stated number of days after the
                              Insured's death.  If any beneficiary dies during this period, or if the order of death of any beneficiary and the Insured cannot be determined, we will pay as though such beneficiary died first.

                          3.  Trust for Minor Beneficiary.   The original or successor trustee for a minor
                              beneficiary will serve without bond and exercise all rights and receive all proceeds for the minor beneficiary.  Such proceeds will be held in a separate trust and used at the trustee's discretion for such minor's education, support, care and general welfare.  The trust will terminate at the legal age of majority or prior death of the minor beneficiary.
                              Any funds then held by the trustee will be paid in one sum to such beneficiary or the beneficiary's estate.  The trust can be revoked by a change of beneficiary under the policy.  Payment to any trustee will discharge us to the extent of such payment.

(9/97)                                                6.01

                 4.   Trust Under Will. When we receive at our Home Office:

                      a.) Certified copies of the last Will and Testament of the named testator;

                      b.) The order admitting the Will to probate; and if such Will created a trust capable of receiving proceeds;

                      then we will pay the proceeds to the trustee.

                      If, before we receive these documents, satisfactory proof is furnished that:

                      a.)   the testator died intestate; or

                      b.) the Will created no trust capable of receiving proceeds; or

                      c.) the testator was not the Insured, but survived the Insured;

                      then we will pay the proceeds to you, unless otherwise provided.

                      If we pay under any of these conditions, we will be discharged to the extent of such payment. We are not required to check into the validity, general terms or proper administration of the trust. Such trustee designation will not affect your rights under the policy, including the right to change the beneficiary.

                 5. Trust Under Separate Written Agreement. When we receive at our Home Office a written statement from the trustee named in the beneficiary designation that:

                      a.)   the trust agreement is in force; and

                      b.) the agreement permits the trustee to receive the proceeds;

                      then we will pay the proceeds to the trustee.

                      If, before we receive the trustee's statement, satisfactory proof is furnished that:

                      a.)   the trust agreement is not in effect; or

                      b.) the agreement does not permit the trustee to receive the proceeds;

                      then we will pay the proceeds to you, unless otherwise provided.

                      If we pay under any of these conditions, we will be discharged to the extent of such payment. We are entitled to rely on any statements or documents furnished to us by the trustee and are not required to check into the validity, general terms or proper administration of the trust agreement. Such trustee designation will not affect your rights under the policy, including the right to change the beneficiary.

                 6. Irrevocable Beneficiary. You cannot change an irrevocable beneficiary without the written consent of such beneficiary. Also, you cannot exercise any other ownership rights without the consent of such beneficiary, if the exercise of such rights will have the effect of diminishing the rights and interest of the irrevocable beneficiary.

                 7. Creditor Beneficiary. Proceeds payable to any creditor beneficiary are limited to its provable interest. The balance of any proceeds will be paid to an other named beneficiary. If there is no other beneficiary living, we will pay the proceeds to you, unless otherwise provided. You cannot change a creditor beneficiary without the written consent of the creditor or release of its interest. Also, you cannot exercise any other ownership rights without the consent of such beneficiary, if the exercise of such rights will have the effect of diminishing the rights and interest of the creditor beneficiary.

                 8. Business Beneficiary. If any designation indicates the existence of a business relationship between the Insured and the beneficiary, such designation may not be changed without the consent of the business beneficiary. Also, you cannot exercise any other ownership rights without the written consent of such beneficiary, if the exercise of such rights will have the effect of diminishing the rights and interest of the business beneficiary.

(9/97)
                                     6.02

Change of                 During the Insured's lifetime you may change the
Owner or                  ownership and beneficiary designations, subject to any
Beneficiary               restrictions as stated in the Owner or Beneficiary
                          provisions. You must make the change in written form satisfactory to us. If acceptable to us it will take effect as of the time you signed the request, whether or not the Insured is living when we receive your request at our home office. The change will be subject to any assignment of this policy or other legal restrictions. It will also be subject to any payment we made or action we took before we received your written notice of the change. We have the right to require the policy for endorsement before we accept the change.

                          If you are also the beneficiary of the policy at the time of the Insured's death, you may designate some other person to receive the proceeds of the policy within 60 days after the Insured's death.

Assignments               We will not be bound by an assignment of the policy or
                          of any interest in it unless:

                          1.  The assignment is made as a written instrument,

                          2. You file the original instrument or a certified copy with us at our home office, and

                          3.  We send you an acknowledged copy.

                          We are not responsible for determining the validity of any assignment. If a claim is based on an assignment, we may require proof of interest of the claimant. A valid assignment will take precedence over any claim of a beneficiary.


                          7.  THE CONTRACT

The Contract              We have issued this policy in consideration of the
                          application and payment of premiums. The policy, the application for it, any riders, and any application for an increase in face amount constitute the entire contract and are attached to and made a part of the policy when the insurance applied for is accepted. A copy of any application for reinstatement will be sent to you for attachment to this policy and will become part of the contract of reinstatement and of this policy. The policy may be changed by mutual agreement.
                          Any change must be in writing and approved by our President, Vice President, or Secretary. Our agents have no authority to alter or modify any terms, conditions, or agreements of this policy, or to waive any of its provisions.

Conformity with           If any provision in this policy is in conflict with
Statutes                  the laws of the state which govern this policy, the
                          provision will be deemed to be amended to conform with such laws. In addition, we reserve the right to change this policy if we determine that a change is necessary to cause this policy to comply with, or give you the benefit of, any federal or state statute, rule or regulation, including, but not limited to, requirements for life insurance contracts under the Internal Revenue Code, or its regulations or published rulings.

Statements in             All statements made by the Insured or on his or her
Application               behalf, or by the applicant, will be deemed
                          representations and not warranties, except in the case of fraud. Material misstatements will not be used to void the policy, any rider or any increase in face amount or deny a claim unless made in the application for a policy, rider or an increase in face amount.

Claims of                 To the extent permitted by law, neither the policy nor
Creditors                 any payment under it will be subject to the claim of
                          creditors or to any legal process.

Right to                  You have the right to request us to cancel an increase
Examine Increase          in face amount and receive a refund. The request must
in Face Amount            be made no later than:

                          - 20 days from the date you received the new policy specifications page for the increase.

                          The refund will equal the monthly deductions associated with that increase. If you do request us to cancel the increase but do not request a refund, the monthly deductions associated with that increase will be restored to the policy's cash value. This amount will be allocated to the Divisions of the Separate Account in the same manner as it was deducted.


                                     6.03

(9/97)

Misstatement              If there is a misstatement of age or sex (if applicable) in the application, the amount of
of Age or Sex             the death benefit will be that which would be purchased by the most recent mortality
and Corrections           charge at the correct age.

                          If we make any payment or policy changes in good faith, relying on our records, or evidence supplied to us, our duty will be fully discharged.  We reserve the right to correct any errors in the policy.

Incontestability          We cannot contest this policy after it has been in force during the lifetime of the
                          Insured for two years from its issue date.  We cannot contest an increase in face  amount with regard to material misstatements made concerning such increase after it has been in force during the lifetime of the Insured for two years from its effective date. We cannot contest any reinstatement of this policy after it has been in force during the  lifetime of the insured for a period of two years from the date we approve the  reinstatement.
                          This provision will not apply to any rider which contains its own incontestability clause.

Suicide Exclusion         If the Insured dies by suicide, while sane or insane, within two years from the issue date (or within the maximum period permitted by law of the state in which this policy  was delivered, if less than two years), the amount payable will be limited to the amount  of premiums paid, less any outstanding policy loans with interest to the date of death,  and less any partial withdrawals.

                          If the Insured, while sane or insane, commits suicide within two years after the effective date of any increase in face amount, the death benefit for that increase will be limited to the monthly deductions for the increase.

Annual Report             Each year a report will be sent to you which shows the current policy values, premiums paid and deductions made since the last report, and any outstanding policy loans.

Projection of             You may make a written request to us for a projection of illustrative future cash values
Benefits and              and death benefits.  This projection will be furnished to you for a nominal fee.
Values

                          8.  SEPARATE  ACCOUNT  PROVISIONS

Separate Account          The variable benefits under this policy are provided through investments in the  Separate
                          Account.  This account is used for flexible premium variable life insurance  policies and, if permitted by law, may be used for other policies or contracts as well.

                          We hold the assets of the Separate Account.  These assets are held separately from the
                          Company's general assets.  Income, gains and losses --- whether or not realized --- from assets allocated to the Separate Account will be credited to or charged against the account without regard to our other income, gains or losses.

                          Assets held by the Separate Account will not be charged with liabilities that arise from any other business we may conduct.  We have the right to transfer to the Company's general assets any assets of the Separate Account which are in excess of the reserves  and other policy liabilities of the Separate Account.

                          The Separate Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. The Separate  Account is also subject to the laws of the State of Missouri, which regulate the operations of insurance companies incorporated in Missouri.  The investment policy of the Separate Account will not be changed without the approval of the Insurance  Commissioner of the State of
                          Missouri.  The approval process is on file with the Insurance Commissioner of the state in which this policy was delivered.

Divisions                 The Separate Account has several Divisions. Each Separate Account Division will buy shares in a different investment portfolio.

                          Income, gains and losses --- whether or not realized --- from the assets of each Division of the Separate Account are credited to or charged against that Division without  regard to income, gains or losses in other Divisions of the Separate Account.

                                     6.04
(9/97)

                          We will value the assets of each Division of the Separate Account at the end of each valuation period. A valuation period is the period between two successive valuation dates, commencing at the close of trading (currently 4:00 p.m. New York time) each valuation date and ending at the close of trading (currently 4:00 p.m. New York time) on the next succeeding valuation date. A valuation date is each day that the New York Stock Exchange and our home office are open for business or any other day that may be required by any applicable Securities and Exchange Commission Rules and Regulations.

Transfers                 You may transfer amounts among the Divisions of the
                          Separate Account.

                          These transfers will be subject to the following conditions:

                          -  We must receive a written request for transfer.

                          - Transfers from or among the Divisions of the Separate Account may be made at any time and must be at least $250.00 or the entire amount you have in a Division, if smaller.

                          We may modify the transfer privilege at any time, including the minimum amount transferable, the frequency, and the transfer charge, if any.

Addition, Deletion        We reserve the right, subject to compliance with
or Substitution           applicable law, to make additions to, deletions from,
of Investments            or substitutions for the shares of a fund that are
                          held by the Separate Account or that the Separate
                          Account may purchase. We reserve the right to eliminate the shares of any of the Funds and to substitute shares of another fund or of another registered open-end, investment company, if the shares or funds are no longer available for investment or if in our judgement, further investment in any fund should become inappropriate in view of the purpose of the policy. We will not substitute any shares attributable to the owner's interest in a Division of the Separate Account without notice to the owner and compliance with the Investment Company Act of 1940.
                          This will not prevent the Separate Account from purchasing other securities for other series or classes of policies, or from permitting conversion between series or classes of policies or contracts on the basis of requests made by owners.

                          We reserve the right to establish additional Divisions of the Separate Account, each of which would invest in a new fund or in shares of another open-end investment company and to make such Divisions available to such class or series of policies as we deem appropriate. Subject to any required regulatory approval, we also reserve the right to eliminate or combine existing Divisions of the Separate Account or to transfer assets between Divisions.

                          Subject to obtaining any necessary regulatory or owner approval, the Separate Account may be operated as a management company under the Investment Company Act of 1940; it may be deregistered under that Act in the event registration is no longer required; it may be combined with other separate accounts; or its assets may be transferred to other separate accounts.


                                     6.05
(9/97)

                          9. PAYMENT OF POLICY BENEFITS


Payment A lump sum payment will be made as provided on the face page.

Interest on               We will pay interest on proceeds from the date of the
Proceeds                  insured's death to the date of payment. Interest will
                          be at an annual rate determined by us, but never less than the guaranteed rate of 4.0%.

Extended                  Provisions for settlement of proceeds different from a
Provisions                lump sum payment may only be made upon written
                          agreement with us.


                                      7.01


(9/97)

              Accelerated Death Benefit Settlement Option Rider

                       Please Read This Rider Carefully.



Subject to all the provisions of this rider and of the rest of the policy/certificate, we will make the payments described below if the Insured is terminally ill.

This rider is non-participating.

Exercising these options may not qualify the benefits as life insurance proceeds for tax purposes. Therefore, assistance should be sought from a personal tax advisor.

Available            The proceeds we would otherwise pay under the policy/
Proceeds             certificate at the death of the Insured on the date this
                     option is elected, less any indebtedness and any term insurance that comes from supplementary benefits (except level term insurance riders still in the conversion period and for which we charge a premium).

Benefit Factor       This is a fixed multiple that will be applied to the
                     Settlement Benefit for each option.

Settlement           This is the lump sum benefit available with an option. The
Benefit              benefit will equal the cash surrender value of the
                     policy/certificate on the date this option is elected plus the Benefit Factor for the option times (a) minus (b);
                     where (a) is the Available Proceeds and (b) is the cash surrender value of the policy/certificate.

Terminal Illness     To choose this option, you must give us evidence that
Option               satisfies us that a medical condition exists that would
                     result in the Insured's life expectancy to be 12 months or less. Part of that evidence must be a certification by a licensed physician.

                     The Benefit Factor for this option is 0.85.

Effect on            This option is a complete settlement of the Company's
Policy/Certificate   obligation under the policy/certificate causing all
                     benefits under the policy/certificate based on the Insured's life to end. Any insurance under the policy/certificate on the life of someone other than the Insured will stay in effect; we will waive all future premiums for that insurance or convert it according to its terms as though the Insured's death had occurred.

Conditions           Your right to be paid under this option is subject to the
                     following conditions:

                     1. The policy/certificate must be in force other than as extended term insurance.

                     2. You must choose the option in writing in a form that meets our needs.

                     3. The policy/certificate must not be assigned except to us as security for a loan.

                     4.  You must send us the policy/certificate.

                     5. The main purpose of a life insurance death benefit is to meet your estate planning needs. This benefit provides for the accelerated payment of life insurance proceeds. It is not meant to cause you to involuntarily invade proceeds ultimately payable to the named beneficiary. Accelerated death benefits will be made available to you on a voluntary basis only.

                         Therefore:

                         a. If you are required by law to use this option to meet the claims of creditors, whether in bankruptcy or otherwise, you are not eligible for this benefit.

                         b. If you are required by a government agency to use this option in order to apply for, obtain, or keep a government benefit or entitlement, you are not eligible for this benefit.



(9/97)

Right to Cancel    If you ask us in writing and send us the policy/certificate, we will cancel his rider.



Rider attached to and made a part of the policy/certificate on the Date of Issue.



          /s/ Matthew P. McCauley                   /s/ Carl H. Anderson


          V.P., GENERAL COUNSEL
             AND SECRETARY                          PRESIDENT





                              [PARAGON Life Logo]

(9/97)

                       WAIVER OF MONTHLY DEDUCTION RIDER


If we have approved this rider as a part of this policy and the rider premium has been paid, this rider will become a part of the policy. This rider is subject to all applicable terms and provisions of the policy. The Policy Specifications page or if this rider is added after issue, the request for policy change shows the rider amount, premium, and premium period.

Waiver  of                If you furnish us with due written proof that the
Monthly Deduction         Insured is totally disabled, as defined in this rider,
                          we will waive monthly deduction payments on this policy. The Insured must have become disabled before age 65. The disability must have continued without interruption for at least six months. This rider must be in force. Monthly deductions on this policy will be waived as follows:

                          Disability Beginning Before Age 60. If the Insured's disability begins before age 60, we will waive monthly deductions which were due during the six months of uninterrupted disability. We will continue to waive monthly deductions after that. However, the Insured must continue to be totally disabled.

                          Disability Beginning Between Ages 60 and 65. If the Insured's disability begins on or after age 60 but before age 65, we will waive monthly deductions which were due during the six months of uninterrupted disability. We will continue to waive monthly deductions after that, but no later than age 65. However, the Insured must continue to be totally disabled.

Total  Disability         "Total Disability" means the complete inability of the
                          Insured to perform all of the substantial and material duties of his regular occupation. Such disability must be the result of an injury or a sickness. The injury or sickness must originate after this rider became effective.

                          However, after this period of disability has continued for 60 months, the Insured will be considered to be totally disabled only if he is unable to perform all of the substantial and material duties of any occupation for which he is reasonably fitted by education, training or experience. Such disability must be the result of an injury or a sickness.

                          If after this rider becomes effective you suffer the total and irrecoverable loss of sight in both eyes, or of the use of both hands or both feet, or of one hand and one foot, this will be considered total disability as defined in this rider. On such a loss the Insured will still be considered disabled even though working at an occupation.

Recurrent  Total          If, while this policy is in force, the Insured becomes
Disability                disabled again after having been totally disabled
                          before, the new disability will be considered a continuation of the previous period unless:

                          1.  It is due to an entirely different cause; or

                          2. The Insured has performed the material and substantial duties of a gainful occupation. These duties must be performed for a continuous period of 6 months or more between such periods of total disability.

Risks  Not                We will not waive monthly deductions under this rider
Assumed                   if disability results from war or any act of war while
                          the Insured is in the military, naval or air forces of any country at war. We will also not waive monthly deductions if the Insured becomes disabled while in a civilian non-combatant unit serving with such forces.
                          "War" includes undeclared war and "any country" includes any international organization or combination of countries.

Termination               You may terminate this rider as of any Monthly Anniversary following a proper written request.  If this rider is not already terminated it will terminate on the date any, of the following events first occurs:

                          1.   When the Insured attains age 65. This will be without prejudice to any benefits granted for total disability occurring before age 65, or

                          2.   The lapse for the policy; or

                          3.   The surrender of the policy; or

                          4.   The maturity of the policy; or

                          5.   The date of death of the Insured.

Notice  of                Before we waive any monthly deduction, we must receive at our Home Office:
Claim and Proof
of Disability             1.  Written notice of claim for this benefit during the lifetime of the Insured. This notice must be submitted during the continuance of total disability.  This notice cannot be submitted later than six months after age 65 of the Insured.

                          2.  Written proof of total disability within six months after we receive written notice of claim.  In no event shall this proof be submitted later than the date when any of the following events first occurs:

                              a.  One year after age 65 of the Insured;

                              b.  Prior maturity of the policy,

                              c.  Surrender of the policy for its net cash value;

                              d.  One year from the due date of the first unpaid monthly deduction.

                          Failure to give such notice and proof within the time allowed will not always invalidate a claim.  We will consider the claim if you show us that it was not reasonably possible to file notice and proof on time.  However, you must file notice and proof as soon as is reasonably possible.  In no event will any monthly deduction be waived or refunded if its due date was more than one year before we received notice of claim at our Home Office.

                          We will require no further proof of disability and we will automatically waive all further monthly deductions if:

                          1.  The Insured is totally disabled at age 65, and

                          2.  All monthly deductions for at least the five years preceding age 65 have been waived.

Examination               We have the right to have the Insured examined by our appointed examiner. We also have
of the Insured            the right to receive written proof of continuance of disability from the Insured at the following times:

                          1.  After receipt of such notice of claim;

                          2.  At any time within two years after we receive proof of total disability;

                          3.  Not more than once each year after the first two years.

                          We will not waive any further monthly deductions if the Insured refuses to be medically examined.  Nor will we waive further monthly deductions if proof of continuance of disability is not furnished when we request it.

Incontestability          We cannot contest this rider as to statements made in the application for the policy after a period of two years from the date of issue if:

                          1.  This rider shall have been in force during the lifetime of the Insured, and

                          2.  The Insured does not become totally disabled within this period.

                                       2
  WMD
(9/97)

Cost of Insurance         The cost insurance for the Waiver of Monthly
                          Deductions Rider is determined on a monthly basis. The cost of insurance for a policy month is calculated as
                          (a) multiplied by (b) where:

                          a.  is the cost of insurance rate for this rider: and

                          b.  is the sum of items i, ii, and iii where:

                              i.    is the cost of insurance for the basic
                                    policy for the policy month.

                              ii.   is the monthly expense charge, when
                                    applicable

                              iii. is any cost of insurance for the policy month for any benefit provided by a supplemental rider (other than Waiver of Monthly Deduction Rider) made a part of the basic policy.

                          The cost of insurance rate for this benefit is based on the Attained Age, and rate class of the Insured. Cost of insurance rates will be determined by us based on expectations as to future experience. However, these rates will not exceed those shown in the Guaranteed Cost of Insurance Rates for Waiver of Monthly Deductions Rider.

                          Each Monthly Anniversary this rider is in force, the cost of insurance for the rider (as determined above) will be added to the monthly deduction as defined in the Cash Values section of the basic policy. This increased monthly deduction will be used to determine the cash value of the policy on such Monthly Anniversary.

General Provisions        We will pay all benefits payable under the policy the
                          same as if monthly deductions had not been waived.

                          If the Insured becomes disabled during the grace period of the first monthly deduction in default, we will allow this Waiver of monthly deduction as if default had not occurred. However, you will be liable for the monthly deduction in default. Interest compounded at 60/0 per year will be charged on this monthly deduction.

                          You may apply for reinstatement of this policy with or without this rider. We have the right to decide whether to approve the reinstatement of this policy, with or without this rider.

Date of Issue             The date of issue of the rider is the same as the date
                          of issue of this policy unless another date of issue is shown below.

____________________

     DATE







     /s/ Matthew P. McCauley                /s/ Carl H. Anderson
     V.P., GENERAL COUNSEL
        AND SECRETARY                       PRESIDENT


                                [PARAGON LOGO]

WMD
(9/97)

              FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE TO AGE 100

                               Non-Participating


                                [PARAGON LOGO]

(9/97)